Exhibit 99.1

Carl Daley to Conclude Service on Oak Street Health’s Board of Directors

Oak Street Health and Humana Remain Committed to Growing their Strategic Partnership

CHICAGO — September 7, 2021 —  Oak Street Health (NYSE: OSH, or the “Company”), a network of value-based primary care centers for adults on Medicare, announced today that Carl Daley, Senior Vice President of Retail Strategy and Operations of Humana, will retire from Oak Street Health’s Board of Directors effective immediately.

“On behalf of Oak Street Health’s Board of Directors and senior leadership team, I want to thank Carl for his service and dedication to our Company,” said Mike Pykosz, Chief Executive Officer of Oak Street Health. “For several years, Carl has offered his expertise and collaboration in support of our mission to rebuild healthcare as it should be, and we are grateful for his efforts. We appreciate Humana’s long-standing relationship with Oak Street Health and look forward to continuing to grow our partnership.”

Carl Daley joined Oak Street Health’s Board of Directors in 2019 when Humana initially invested in the Company.  Given the evolution of Oak Street Health since that time, including the Company’s Initial Public Offering in August 2020, Oak Street Health and Humana mutually agreed the two organizations could retain their strategic alignment without a Humana representative on the Company’s Board of Directors.  Carl Daley’s retirement from the Board of Directors does not change the relationship between Oak Street Health and Humana.

“Humana is the leader in partnering with value-based primary care organizations, and we appreciate the outstanding care quality and patient experience Oak Street consistently provides for Humana members,” said Alan Wheatley, Retail Segment President of Humana. “While Carl will step down from the Oak Street Health Board of Directors, Humana remains confident in Oak Street Health’s leadership team and strategic direction, and we are committed to working closely together for the benefit of patients.”

To learn more about Oak Street Health’s value-based primary care model, click here.

Source: Oak Street Health

About Oak Street Health

Founded in 2012, Oak Street Health is a network of value-based primary care centers for adults on Medicare. With a mission of rebuilding healthcare as it should be, the company operates an innovative healthcare model focused on quality of care over volume of services, and assumes the full financial risk of its patients. Oak Street Health currently operates more than 100 centers across 15 states. To learn more about Oak Street Health’s proven approach to care, visit oakstreethealth.com.

Media Contact:

Erica Frank, Vice President of Public Relations

Oak Street Health

Erica.Frank@oakstreethealth.com

Investor Contact:

Sarah Cluck, Head of Investor Relations

Oak Street Health

Sarah.Cluck@oakstreethealth.com

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